Exhibit 10.8

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

17 C.F.R. Section 200.80(b)(4) and Rule 406 of the

Securities Act of 1933, as amended.

MASTER SPONSORED RESEARCH AGREEMENT

THIS MASTER SPONSORED RESEARCH AGREEMENT (“Master Agreement”) is made and effective as of April 1, 2015 (the “Effective Date”), by and between WaVe Life Sciences PTE, Ltd with an office at 419 Western Avenue, Boston, Massachusetts, 02135 (“WaVe”), and The Children’s Hospital of Philadelphia, a Pennsylvania non-profit corporation with an office at 34th Street and Civic Center, Philadelphia, Pennsylvania 19104 (together with its affiliates “CHOP”). WaVe and CHOP are each hereafter referred to individually as a “Party” and together as the “Parties.”

WHEREAS, WaVe has developed a novel, proprietary chemistry platform that enables the synthesis of high-quality, chirally pure nucleic acid drugs to enhance the therapeutic index of nucleic acid medicines;

WHEREAS, CHOP and its employee, Dr. Beverly Davidson, (the “Principal Investigator” hereunder) have certain expertise, know-how and access to cell and animal models useful to test the efficacy of therapeutic compounds for the potential treatment of Huntington’s Disease and other neurodegenerative disorders;

WHEREAS, WaVe desires to sponsor certain research activities in furtherance of the conduct of its business;

WHEREAS, WaVe desires to engage CHOP and CHOP is willing to furnish to WaVe certain Research Activities (as hereinafter defined) in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Parties hereto agree as follows:

1.	Research Activities:

CHOP shall perform research activities under this Agreement on a project by project basis. The specific research activities for any given project or projects shall be set forth on one or more “Statements of Work” (each, a “SOW”) to collectively form the “Research” that CHOP shall perform and provide to WaVe under this Master Agreement. Each SOW shall contain a detailed description of the research activities that CHOP will perform and provide under such SOW, and if applicable, shall describe any research activities to be allocated to WaVe under such SOW, and the associated compensation, as well as timelines, maximum budgeted amounts, and other relevant project details. Each SOW shall conform in format substantially to the SOW attached hereto as Exhibit A, shall be dated and titled, shall be executed by authorized representatives of both Parties, and shall be attached hereto and incorporated into this Master Agreement. If any provision in a given SOW modifies or conflicts with the terms and conditions contained in this Master Agreement, the language in this Master Agreement shall prevail. Notwithstanding the foregoing, the Parties may agree to modify the terms and conditions of this Master Agreement with respect to a given SOW by setting forth such modifications in such SOW under a section entitled “Modifications to Agreement Terms and Conditions.”

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Compensation:

2.1.	Payment for Research: In full consideration for CHOP’s performance of the Research, subject to the other terms of this Agreement, WaVe will pay CHOP for Research in accordance with the terms and conditions for compensation described in the relevant SOW. Unless otherwise provided in the “Modifications to Agreement Terms and Conditions” section of an SOW, payment for Research will be made to CHOP on a [***] basis in [***] days after WaVe’s receipt of a detailed invoice from CHOP itemizing all of CHOP’s fees, direct costs and indirect costs for Research. CHOP shall not be entitled to any payment by WaVe in excess of the budgeted amounts set forth in the relevant SOW, unless the excess amount has been approved in advance and in writing by WaVe. Invoices will be provided to WaVe on a [***] basis after work is performed. Invoices should be addressed to WaVe at the following address:

Attn: Vice President, Finance

Wave Life Sciences

419 Western Avenue

Boston, MA 02135 (USA)

[***]

2.2.	Reimbursable Expenses: In addition to CHOP’s compensation, CHOP shall, in accordance with the provisions set forth herein, be entitled to [***] reimbursements for pre-approved travel related expenses reasonably and properly incurred by CHOP in connection with CHOP’s performance of the Research (“Reimbursable Expenses”). Reimbursable Expenses may not include any increase, mark up, burden or uplift and must be billed to WaVe at CHOP’s actual cost. Subject to WaVe’s prior written approval in each instance, Reimbursable Expenses may only include those [***]

3.	Confidentiality and Use of Materials:

3.1.	Definition: For purposes of this Agreement, “Confidential Information” means all non-public confidential and other proprietary information regarding the business or affairs of WaVe or CHOP disclosed by one party (“Disclosing Party”) to the other party (“Receiving Party”), which (i) is in writing marked confidential, or (ii) is identified as confidential at the time of such disclosure and, subsequently, a summary of such information is reduced to writing within thirty (30) days of such disclosure, or (iii) a reasonable person would consider confidential based on the nature of such information and circumstances of such disclosure. Confidential Information includes, without limitation, any information pertaining to products, formulae, specifications, designs, processes, raw materials used and wastes generated, emissions, environmental, health and safety matters, personnel, work conditions, regulatory affairs, inventories, discoveries, inventions, trademarks, patents, manufacturing, packaging, distribution, sales methods, sales, marketing efforts or strategies, expenses, profit figures, customer and supplier lists and costs of goods of the Disclosing Party and related to the Research.

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3.2.	Exclusions: Confidential Information does not include information that: (i) was already in the possession of Receiving Party before its disclosure by Disclosing Party to Receiving Party as evidenced by Receiving Party’s written records, (ii) is independently developed by Receiving Party without reference to any Confidential Information of Disclosing Party as evidenced by Receiving Party’s written records, (iii) is or becomes publicly available through no breach of this Agreement by Receiving Party, or (iv) is obtained by Receiving Party from a third party under no obligation not to disclose same.

3.3.	Obligations: Receiving Party agrees to maintain, and require its personnel and subcontractors to maintain (if applicable), the confidentiality of the Confidential Information during the term of this Agreement, including any renewal periods, and for a period of five (5) years from the effective termination or expiration date of this Agreement. Neither Receiving Party nor its personnel and subcontractors shall use any such Confidential Information except for the purposes described in this Agreement or as expressly permitted pursuant to any license rights granted hereunder. Notwithstanding the foregoing WaVe may disclose Confidential Information to actual investors, collaborators or acquirers of WaVe or bona fide potential investors, collaborators or acquirers in connection with a due diligence investigation or term sheet submission (collectively “Third Parties”), provided that they are informed of the confidential nature of such information and this Agreement and such Third Parties are bound under written agreements with WaVe by obligations of confidentiality and non-disclosure that are no less restrictive than the obligations upon WaVe hereunder; and that in disclosing Confidential Information to such Third Parties, WaVe does not in any manner indicate or imply an endorsement by CHOP of WaVe’s products or services.

3.4.	Use of Other Party’s Materials: Except only as expressly permitted pursuant to the licenses granted hereunder or pursuant to a license granted to WaVe as the result of the exercise of an Option, neither party shall have the right to use any compounds, biological materials, reagents or assays provided by the owning or providing party to the other party hereunder, other than as stated pursuant to the applicable SOW, and only by the Principal Investigator and persons working under the direct supervision of the Principal Investigator under the SOW in the case of CHOP. All Materials provided by the owning or providing party will be used at all times by the other party in compliance with all applicable federal, state and local laws, regulations and ordinances, and shall be returned or destroyed, with the destruction certified to the owning party, at the written request and discretion of the owning party, following completion of the applicable activities to be conducted by the other party under the SOW. Any Materials provided hereunder by the owning or providing party to the other party are for use solely in non-human, pre-clinical or non-clinical research, and no use shall be permitted in humans or for testing in humans for any purpose whatsoever.

4.	Intellectual Property:

4.1.	All data and results (the “Results”) arising under any SOW hereunder shall be owned by the party (or parties if jointly) which generated such results, subject to the licenses granted to the respective parties under this agreement or to be granted to WaVe pursuant to the exercise of an Option hereunder, subject to the provisions of this Article 4 with respect to the ownership of

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Inventions and related patents and intellectual property rights, and all other relevant provisions of this Agreement. CHOP shall provide a Progress Report to WaVe at least quarterly for each SOW under this Agreement, describing in detailed form the Results arising from the Research under the SOW.

It is recognized and understood that the certain existing inventions, know-how and technologies and related patents, patent applications and intellectual property of each party which are existing as of the Effective Date or which are developed or acquired by a party after the Effective Date but outside of the Research conducted under any SOW under this Agreement are the separate property of WaVe or CHOP, respectively (“Background Intellectual Property”) and are not affected by this Agreement, and neither party shall have any claims to or rights or licenses in such Background Intellectual Property except only as expressly stated hereunder. Notwithstanding the foregoing, each party shall have a nonexclusive license to use the other party’s Background Intellectual Property solely as necessary for the limited purpose of carrying out the research activities that are specifically allocated to such party as expressly stated under a given SOW.

Inventorship shall be determined in accordance with United States Patent Law. The parties each hereby represent, warrant and covenant to the other that all of their employees, agents, consultants, and contractors (and, in the case of CHOP, post-doctoral and other students) participating in the performance of the Research are and shall be obliged pursuant to their terms of employment/retention to assign to such hiring party all of their Inventions and related intellectual property rights arising directly in the performance of the Research.

4.2.	CHOP’s Property: CHOP shall be the sole owner of any and all inventions, discoveries, know-how, materials, works of authorship (including computer software) and copyrighted materials, whether or not patentable, that are created, conceived, discovered or reduced to practice solely by or on behalf of employees of CHOP pursuant to the performance of Research hereunder, and any patent applications, patents and other intellectual property rights of any kind directed thereto anywhere in the world (“CHOP Intellectual Property”).

4.3.	WaVe Property: WaVe shall be the sole owner of any and all inventions, discoveries, know-how, materials, works of authorship (including computer software) and copyrighted materials, whether or not patentable, that are created, conceived, discovered or reduced to practice solely by or on behalf of employees of WaVe pursuant to the performance of research activities by WaVe under any SOW under this Agreement which were not conceived and reduced to practice during on-site use of facilities, equipment, funds or other resources of CHOP by WaVe employees where such on-site use at CHOP was not merely a de minimus or incidental use, and any patent applications, patents and other intellectual property rights of any kind directed thereto anywhere in the world (“WaVe Intellectual Property”).

4.4.	Joint Property: CHOP and WaVe shall be joint owners of any and all inventions, discoveries, know-how, materials, works of authorship (including computer software) and copyrighted materials, whether or not patentable, that are created, conceived, discovered or reduced to practice jointly by or on behalf of employees of CHOP and WaVe, or that were conceived and reduced to practice during on-site use of facilities, equipment, funds or other resources of

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CHOP solely by employees of WaVe on-site at CHOP where such on-site use was not merely a de minimus or incidental use, and any patent applications, patents and other intellectual property rights of any kind directed thereto anywhere in the world (“Joint Intellectual Property”). Both CHOP and WaVe agree to execute any documentation necessary to convey and/or formalize the parties’ undivided co-ownership rights in the Joint Intellectual Property. Each party shall have the full right to practice and license such Joint Intellectual Property subject only to the similar rights of the other party and subject to the Option rights of WaVe as described herein.

4.5.	Disclosure: CHOP agrees to provide WaVe a written disclosure of any CHOP Intellectual Property and any Joint Intellectual Property considered patentable, which disclosure shalt be made in manner consistent with preservation of intellectual property rights. WaVe shall disclose to CHOP any WaVe Intellectual Property and any Joint Intellectual Property considered patentable. Notwithstanding the foregoing, WaVe shall not be required to disclose to CHOP any WaVe Intellectual Property pertaining to any chemical structures or to WaVe’s proprietary technology platform or any improvement, enhancement or modification thereto. WaVe agrees to advise CHOP in writing, no later than [***] days after the date of such a disclosure by CHOP, whether it requests CHOP to file and prosecute patent applications related to any such CHOP Intellectual Property and/or Joint Intellectual Property. If WaVe does not request CHOP to file and prosecute any such patent applications, CHOP may proceed with such preparation and prosecution at its own expense. Such patent applications shall be excluded from WaVe’s option under Article 5 herein.

4.6.	Patent Prosecution: Prior to the time that WaVe exercises its Option to the relevant patent applications, CHOP shall be responsible for, and shall reasonably pursue the preparation of, and shall control the preparation and prosecution of all patent applications and the maintenance of all patents related to CHOP Intellectual Property using counsel of CHOP’s sole choosing. CHOP shall be responsible for, and shall reasonably pursue the preparation of, and shall control the preparation and prosecution of all patent applications and the maintenance of all patents related to Joint Intellectual Property using external counsel to be mutually agreed in advance between CHOP and WaVe. WaVe agrees to reimburse CHOP for all documented and reasonable expenses, including, but not limited to, legal fees, filing and maintenance fees or other governmental charges incurred directly in connection with the preparation, filing and prosecution of the patent applications and maintenance of the patents that WaVe requested CHOP to file and prosecute under Section 4.5. WaVe shall reimburse CHOP for expenses under this Section within [***] days of receipt of invoice by CHOP requesting reimbursement. If WaVe declines to reimburse CHOP for the filing, prosecution and maintenance costs in any jurisdiction, CHOP may pay such costs, but such patent applications shall be excluded from WaVe’s option under Article 5 hereunder. With respect to the patents that WaVe is reimbursing CHOP for the expenses thereof, CHOP shall furnish copies of any and all such patent applications including any related prosecution documents and all material correspondence with patent offices and all office actions in a timely manner to WaVe and shall provide WaVe a timely and meaningful opportunity to provide input and comment on the prosecution of such cases.

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5.	Option and License Rights

5.1.	In consideration for sponsoring the research hereunder, WaVe shall have a first and exclusive option (“Option”) to negotiate in good faith for commercially-reasonable terms for a revenue-bearing license, exclusive or non-exclusive (at the sole discretion of WaVe), under all of CHOP’s interest in and to the CHOP Intellectual Property and the Joint Intellectual Property resulting from the research performed hereunder for each SOW hereunder, whether owned solely by the CHOP or jointly with WaVe as set forth above, provided that WaVe pays all costs for the preparation, filing, prosecution and maintenance of patents or other intellectual property protection in the case of an exclusive license sought by WaVe and pays its pro-rata share in the case of a non-exclusive license if WaVe elects to have a non-exclusive instead of an exclusive license. WaVe’s Options hereunder shall apply for each SOW, and shall expire 90 days following disclosure of such intellectual property by CHOP to WaVe, it being understood that WaVe shall have multiple Options under this Agreement, with at least one Option applying for each SOW, and, in the case where CHOP discloses arising CHOP Intellectual Property and Joint Intellectual Property in more than one tranche during a SOW, then an Option shall apply for each such disclosure by CHOP under each relevant SOW. WaVe shall have six (6) months from the time it notifies CHOP of its intent to exercise its option to enter into a mutually acceptable license agreement with CHOP, such six month period to be extendable by mutual written agreement of the parties, and CHOP shall negotiate in good faith, the terms of which shall be commercially reasonable and shall reflect then-current, risk-adjusted market rates, which reflect the relevant stage of development of the invention, and the risk-adjusted profitability of likely products, taking into account all relevant development, safety and commercial factors and risks, and consistent with standards of the marketplace current at the time. In addition, where WaVe would be blocked under CHOP Background Intellectual Property, as part of the Option right, WaVe shall have the right to acquire from CHOP, to the extent CHOP may convey such interests, and to include under the Option, a license for commercial purposes under the relevant blocking CHOP Background Intellectual Property solely to the extent necessary for WaVe to further develop and commercially exploit products resulting from the CHOP Intellectual Property and Joint Intellectual Property being licensed pursuant to the relevant Option exercise. In addition, the parties understand and agree that the non-exclusive licenses set forth in this section below shall remain perpetual in the event of termination of any license resulting from Option exercise, or the failure of the parties to enter into a definitive license as a result of any Option exercise. Regardless of whether a given Option is exercised or declined by WaVe, WaVe hereby grants to CHOP a fully-paid and royalty-free, non-exclusive license to use the WaVe Intellectual Property (as the case may be) and the Results arising under any SOW, but not any WaVe Background Intellectual Property, for any of CHOP’s internal academic research purposes. For the avoidance of doubt, such non-exclusive license shall not include the right to transfer or provide any WaVe proprietary Materials to any third party, or to use with or for the benefit of any third party any WaVe Intellectual Property pertaining to any chemical structures or to WaVe’s proprietary technology platform or any improvement, enhancement or modification thereto. Regardless of whether a given Option is exercised or declined by WaVe, CHOP hereby grants to WaVe, a fully-paid and royalty-free nonexclusive, worldwide license to use the CHOP Intellectual Property and the Results arising under any SOW, but not any CHOP Background Intellectual Property, for any of WaVe’s research purposes, which shall include use with any third party collaborator or contractor in furtherance of WaVe’s research purposes.

5.2.	Federal Government Rights. Any license granted to WaVe pursuant to Article 5.1 hereof shall be subject, if applicable, to the rights of the United States government reserved under Public

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Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued thereunder as may be amended from time to time. Any right granted in this Agreement greater than that permitted under applicable Federal law and policy shall be modified as may be required to conform to such Federal law or policy.

6.	Representations and Warranties:

6.1	CHOP hereby represents, warrants and covenants that the Research, and its performance thereof, will comply with all applicable federal, state and local laws, requirements and regulations. In addition, CHOP hereby represents and warrants that it has not been notified in writing by any third party of any pending or ongoing legal action or legal proceeding alleging that any of the CHOP Background Intellectual Property to be used under any particular SOW infringes or would infringe the intellectual property rights of any third party if used as contemplated under such SOW. In the event that CHOP receives any such notice from a third party, CHOP shall immediately notify WaVe in writing.

6.2.	CHOP hereby represents, warrants and covenants that CHOP, and CHOP’s employees and/or subcontractors assigned to perform the Research, has and will at all times during the Research have the requisite expertise and all rights, licenses, permits and consents necessary to perform the Research hereunder and that CHOP and CHOP’s employees and/or subcontractors are fully qualified and equipped to perform Research.

6.3.	CHOP hereby represents, warrants and covenants that to the best of CHOP’s knowledge the terms of this Agreement do not violate and will not cause a breach of the terms of any other agreement or, to CHOP’s knowledge, any applicable laws, decrees or regulations, to which CHOP is a party or by which it is subject or bound, and that it has not granted and will not grant any rights or licenses to any third party that would conflict with or otherwise restrict the Option rights of WaVe, or the license rights granted or to be granted pursuant to the Option rights hereunder.

6.4.	CHOP hereby represents, warrants and covenants on behalf of its employees working on any SOW that it has not been convicted of an offense related to any federal or state health care program and that it has not been debarred, excluded or is otherwise ineligible for federal program participation as of the Effective Date and that CHOP shall promptly notify WaVe in writing if any of these events occurs.

7.	Term and Termination:

7.1.	Term: Subject to Sections 7.2 and 7.3 hereof, this Agreement shall commence on the Effective Date and shall remain in effect until the later of a period of five (5) years or until the date that the Research Activities under the last SOW are completed hereunder, unless terminated earlier in accordance with this Section 7.

7.2.	Termination by CHOP: CHOP may terminate this Agreement and any SOW hereunder for WaVe’s material breach of this Agreement. WaVe shall have thirty (30) days to cure such breach after CHOP provides written notice to WaVe describing with particularity the alleged material breach by WaVe. If WaVe has not cured such a material breach of this Agreement within thirty (30) days’ of receiving such written notice, this Agreement will terminate.

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7.3.	Termination by WaVe: WaVe may terminate a given SOW upon thirty (30) days prior written notice to CHOP or this Agreement in its entirety at any time for any reason or no reason at all upon thirty (30) days prior written notice to CHOP. In addition, WaVe may terminate a given SOW or this Agreement in its entirety effective immediately upon written notice if, in WaVe’s sole opinion, (i) CHOP is unable to perform the Research, (ii) CHOP has materially breached this Agreement and failed to cure the breach within thirty (30) days of receiving written notice of such breach, (iii) the performance of this Agreement by either Party would be in violation of any federal, state or local laws, requirements or regulations, or (iv) CHOP makes a general assignment for the benefit of its creditors, or a petition in bankruptcy is filed by or against CHOP, or a receiver shall be appointed on account of CHOP’s insolvency.

7.4.	Compensation upon Termination: Upon any termination of a given SOW or this Agreement, WaVe’s obligations to CHOP shall be to pay CHOP for Research rendered and expenses incurred which are non-cancellable or non-avoidable prior to the effective date of termination of such SOW or this Agreement in accordance with Section 7.3 above. Upon any termination of a given SOW or this Agreement in its entirety, CHOP’s obligations to WaVe shall be to continue to provide the Research to WaVe until the effective date of such termination (except to the extent otherwise instructed in writing by WaVe), to wind down and terminate the Research in an efficient and cost-effective manner and, in connection with any termination or expiration of this Agreement, to destroy or return to WaVe all copies of all materials, data, work product, reports and all other property of WaVe under this Agreement, provided however, CHOP may retain one copy of WaVe Confidential Information for purposes of monitoring its obligations hereunder.

8.	Notices:

Except as otherwise provided, all notices provided under this Agreement (i) shall be in writing, referencing this Agreement, (ii) shall be deemed to have been given five (5) calendar days from the date of postmark if sent by certified mail or on the date of delivery if transmitted by courier or on the date of transmission if sent by facsimile and (iii) shall be delivered personally or sent to the following addresses by certified mail, return receipt requested, overnight courier, or telecopier with telephone confirmation of transmission:

WaVe:

WaVe Life Sciences, Inc.

ATTN: Chief Executive Officer

Wave Life Sciences

419 Western Avenue

Boston, MA 02135 (USA)

[***]

With a copy to:

Vice President, Business Development

Wave Life Sciences

419 Western Avenue

Boston, MA 02135 (USA)

[***]

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CHOP:

The Children’s Hospital of Philadelphia

Colket Translational Research Building Suite 2200

Philadelphia, Pennsylvania 19104

Attention: Director, Technology Transfer

Telephone: 267-426-7400

Fax: 215-590-5484

9.	Indemnification and Insurance:

9.1.	Indemnification: CHOP shall promptly indemnify, defend and hold harmless WaVe and WaVe’s directors, officers, employees, agents and affiliates from and against any and all third party claims, suits, actions, damages, expenses, costs, fees (including reasonable attorney’s fees) and liabilities for any injury or damage to the extent arising out of or in connection with CHOP’s negligence or willful misconduct in the performance of Research under this Agreement, except to the extent any such claims, suits, actions, damages, expenses, costs, fees or liabilities result solely from WaVe’s negligence or willful misconduct. The indemnification obligations in this paragraph shall survive any termination of this Agreement.

9.2.	WaVe shall promptly indemnify, defend and hold harmless CHOP and CHOP’s directors, trustees, officers, employees, medical staff, research staff, agents and affiliates from and against any and all third party claims, suits, actions, damages, expenses, costs, fees (including reasonable attorney’s fees) and liabilities for any injury or damage arising out of or in connection with (i) WaVe’s use of the Results of such Research, or (ii) the material breach of the Agreement or any applicable SOW by WaVe, and/or (iii) WaVe’s acts or omissions in connection with this Agreement constituting negligence or willful misconduct, except to the extent any such claims, suits, actions, damages, expenses, costs, fees or liabilities result solely from CHOP’s negligence or willful misconduct. The indemnification obligations in this paragraph shall survive any termination of this Agreement.

9.3.	Insurance Requirements:

During the term of this Agreement, both parties will obtain and maintain, at its own expense, the following coverage.

Commercial General Liability: The parties shall maintain commercial general liability coverage or program of self-insurance with limits no less than [***] U.S. Dollars [***] per occurrence and [***] U.S. Dollars [***] in the aggregate.

a)	Workers’ Compensation Coverage: Both parties shall maintain statutory limits and Employers Liability limits.

b)	Certificate of Insurance: Upon written request, of a party, such party shall provide the other party with its certificate of insurance evidencing the insurance coverage set forth

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in this Section. Each party shall provide to the other party, at least [***] days prior written notice of any cancellation, non-renewal or material change, if any, of such insurance coverage.

10.	Publication:

It is recognized and understood that one of CHOP’s primary missions is the timely dissemination of research information to the academic research community for clinical and educational purposes. It is further recognized and understood that in furtherance of this mission, CHOP desires the right to publish or present information related to the subject matter of the Research hereunder. The parties expect to consult and coordinate on the publication strategy for publications resulting from the Research, and to recognize the contributions of each party to the Research as appropriate. Prior to publishing the chemical structure of any proprietary compounds from WaVe or which are covered by the patent or patent application claims of any WaVe Background Intellectual Property, CHOP shall consult with WaVe and obtain the consent of WaVe prior to publishing any such chemical structures. Subject to the foregoing, CHOP shall have such publication and presentation privileges, provided manuscripts of a publication or presentation are submitted to WaVe for review prior to submission for publication or presentation. Other than as expressly stated above with regard to chemical structures, no right of manuscript, abstract, or presentation approval by WaVe is implied by this provision. CHOP shall submit to WaVe a copy of any proposed publication or presentation at least [***] days prior to submission for publication or presentation. If no response is received within [***] days of the date submitted to WaVe it will be conclusively presumed that the publication or presentation may proceed without delay. If WaVe determines that the proposed publication or presentation contains any Confidential Information of WaVe or any patentable subject matter which requires protection, WaVe may require the delay of the publication or presentation for a period of time not to exceed [***] additional days for the purpose of redacting such Confidential Information of WaVe and for filing patent applications.

11.	Miscellaneous:

11.1.	Assignment: Neither party shall assign or delegate this Agreement or any of such party’s rights or obligations hereunder without the prior written consent of the other party provided, however, either party may without such consent assign this Agreement to an affiliate or in connection with the sale or transfer of all or substantially all of its business to which this Agreement relates or in connection with a merger or other consolidation with another entity provided no such assignment shall relieve the assigning party of its obligations hereunder if such assignee defaults materially in its performance of its obligations hereunder.

11.2.	Independent Contractor: CHOP acknowledges and agrees that it is engaged as an independent contractor and not as an employee, agent, partner or joint employer of WaVe. CHOP further acknowledges that any workers and/or consultants it assigns to WaVe are employees of CHOP and not of WaVe. CHOP assumes sole and full responsibility for withholding any and all appropriate taxes, and for complying with any federal, state and local employment laws and ordinances including, but not limited to, workers compensation, unemployment insurance, and wage and hour laws. CHOP shall also verify the identity and work authority of each worker and/or consultant under the United States immigration laws.

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11.3.	Waiver: The failure of either Party hereto to enforce at any time any of the provisions or terms of this Agreement, or any rights in respect thereof, or the exercise of or failure to exercise by either Party any rights or any of its elections herein provided, shall in no way be considered to be a waiver of such provisions, terms, rights or elections or in any way to affect the validity of this Agreement.

11.4.	Severability: If any of the provisions of this Agreement are held invalid or unenforceable, unless such invalidity or unenforceability substantially frustrates the underlying intent and sense of the remainder of this Agreement, such invalidity or unenforceability shall not affect the remainder of this Agreement.

11.5.	Conflicts: CHOP shall reasonably avoid all conflicts of interest in performing the Research.

11.6.	Governing Law: This Agreement and the performance of all obligations hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its choice of laws principles.

11.7.	Entire Agreement: This Agreement constitutes the entire agreement between WaVe and CHOP and supersedes any and all other agreements and understandings between WaVe and CHOP, whether oral or written, with respect to the subject matter hereof. This Agreement shall not be modified or amended in any manner except by a writing signed by authorized representative of both Parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

11.8.	Publicity: Neither party shall use the name, nickname, initials, trademark, trade dress, logo, symbol or other uniquely identifying term, mark or symbol of the other party or the Investigator in publicity or advertising involving this Agreement or otherwise without the other party’s prior written consent, except as may be required by law and provided that CHOP shall be free to list the name of WaVe as required for publication in a scientific journal and as required on grant applications.

11.9.	Survival: Sections 3, 4, 5, 7, 8, 9, 10 and 11.2, 11.3, 11.5, 11.7, 11.8, 11.9 and 11.10 shall survive the termination or expiration of this Agreement for any reason, in accordance with the respective terms and conditions stated therein, and for the duration stated therein, and where no duration is stated, shall survive indefinitely.

11.10.	Interpretation: This Agreement is the product of negotiation between the parties and shall not be interpreted for or against either party.

11.11.	Headings: Article and Section headings are for reference purposes only and shall not be considered in the construing of this Agreement.

11.12.	Counterparts: This Agreement may be signed in one (1) or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date. The persons executing this Agreement represent and warrant that they have the full power and authority to enter into this Agreement on behalf of the persons or entities they are signing on behalf of below.

The Children’s Hospital of Philadelphia		WaVe Life Sciences Pte. Ltd.

By:	/s/ Mary Tomlinson	By:	/s/ Paul B. Bolno

Name:	Mary Tomlinson	Name:	Paul Bolno

Title:	SVP, Research Administration	Title:	President & CEO

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SAMPLE ONLY

EXHIBIT A

STATEMENT OF WORK

Title

This Statement of Work (“SOW”), effective [Month, Date, Year], submitted in connection with the CHOP/Research Agreement by and between WaVe Sciences PTE, Ltd. and The Children’s Hospital of Philadelphia, effective [Month, Date, Year’ (“Agreement”), is hereby agreed to by the Parties.

Pursuant to Section I of the Agreement, this SOW [IF APPLICABLE ADD: and the attached appendix(es)] shall be governed by the terms and conditions of the Agreement and any modifications thereto that are agreed to by the Parties and set forth in this SOW under the section below, entitled “Modifications to Agreement Terms and Conditions.” Any such modifications shall apply only to this SOW, and not to any previous or subsequent SOWs, unless expressly stated otherwise in such other SOW. All other terms and conditions of the Agreement shall remain in full force and effect.

The Children’s Hospital of Philadelphia		WaVe Life Sciences PTE, Ltd.

By:	By:
Name:	Name:
Title:	Title:

Modifications to Agreement Terms and Conditions

None.

Research Activities

CHOP shall perform and provide the following Research to WaVe:

ALTERNATIVELY, INSERT: CHOP shall provide the Research as set forth in Appendix 1, attached hereto and incorporated herein by this reference.

[Insert a Schedule/Term]

Term:             , 2015 -             , 201    , unless terminated earlier pursuant to Section 6 of the Agreement.

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***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

17 C.F.R. Section 200.80(b)(4) and Rule 406 of the

Securities Act of 1933, as amended.

Compensation/Budget

WaVe shall compensate CHOP for the Research as follows:                     . ALTERNATIVELY,

INSERT: WaVe shall compensate CHOP for the Research as set forth in Appendix 1, attached hereto and incorporated herein by this reference.

Total compensation under this SOW shall not exceed          ($) without the prior written consent of WaVe.

***Confidential Treatment Requested***